***FOR IMMEDIATE RELEASE*** FOR: ZIONS BANCORPORATION Contact: James Abbott One South Main Street Tel: (801) 844-7637 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer FEDERAL RESERVE DOES NOT OBJECT TO ZIONS BANCORPORATION 2015 CAPITAL PLAN SALT LAKE CITY, March 11, 2014 –The Federal Reserve’s Board of Governors has notified Zions Bancorporation (NASDAQ: ZION) that it did not object to the capital actions as outlined in its 2015 capital plan, as submitted to the Federal Reserve on January 5, 2015. Included in the plan were (1) the increase of the common dividend to $0.06 per share per quarter (from the current rate of $0.04 per share per quarter) beginning in the second quarter of 2015; (2) the continued payment of preferred dividends at the current rates; and (3) up to $300 million in total reduction of preferred equity (from $1.0 billion at December 31, 2014 to $0.7 billion at December 31, 2015). The reduction of preferred equity in conjunction with the maturity of high- cost debt in the second half of 2015 is expected to further increase Zions’ return on equity and reduce fixed charges. All capital actions are subject to the approval of Zions Bancorporation’s Board of Directors. Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $55 billion. Zions operates its banking businesses under local management teams and community identities in 11 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

ZIONS BANCORPORATION Press Release – Page 2 # # # # # # # # # # # # # Forward-Looking Information Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual events to differ materially from those expressed in or implied by the forward-looking statements are discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.